Exhibit 99.1

Identity and Access Management Provider BIO-key’s Q1 Revenue Rose 59% Driven by Growing Recurring Revenue Base and New Customer Wins; Investor Call 10am ET Today

WALL, NJ – May 16, 2023 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) and Identity-Bound Biometric (IBB) solutions, today reported record quarterly revenue and improved bottom line results for its first quarter ended March 31, 2023 (Q1’23). BIO-key will host an investor call today at 10:00 a.m. ET (details below) to review its results and outlook.

Highlights:

●	Q1’23 revenues grew 59% to $3.1M, reflecting a growing base of high-margin, annual recuring revenue (ARRs) and new customer wins.

●	Continued strength in higher education IAM deployments at colleges in California, Texas, Georgia and North Carolina.

●	Government sector growth, including recent deployments in California, New York, North Carolina and Central America.

●	Expanding global distribution partner network, including BeyondTrust; Bravanta Group; and Ethnos IT Solutions and Pixel Infinito in Africa.

●

Expanding existing enterprise relationships, including with Dayton Children’s Hospital as well as migrating several on-premises customers to BIO-key’s cloud-based PortalGuard Identity-as-a-Service (IDaaS) Authentication solution.

CEO Commentary

BIO-key CEO Michael DePasquale commented, “BIO-key’s record first quarter revenue reflects our growing base of annual recurring software and software maintenance revenue, as well as strong new and existing customer activity in the period. In addition to growing global license sales through our expanding Channel Alliance Partner program, our enhanced focus on larger enterprise opportunities is resonating in the marketplace, generating a growing pipeline of much larger opportunities. In particular, our participation at recent Gartner hosted events has generated several significant IAM deployment prospects that we are now working to advance to the contract stage.

“Key first quarter events include the expanded use of our biometric client identification system to 21.7 million users by Capitec Bank in South Africa, compared to just 9 million users in March 2020. Our solution delivers enhanced security and streamlined client authentication in a highly scalable manner, resulting in growing base of recurring revenue. In addition, our Swivel Secure business will enable 1.5 million citizens in a Central American country to securely access their online tax application, providing substantial benefits to both users and the tax authority. We also supported Dayton Children's Hospital with their migration to Epic Hyperdrive, the next-generation web-based medical records application. Our PortalGuard solution provides support for their existing deployment of BIO-key’s biometric authentication in this new environment and provides an excellent case study for health-care providers working to migrate to Epic Hyperdrive.

“BIO-key now serves over 600 customers around the world, with strong engagement in higher education, county governments, health care, and financial services. Customers prefer our highly efficient, cost-effective solutions that deliver scalable, secure and easy to deploy user access across hybrid user environments. We are seeing particularly strong customer engagement in use cases that involve shared workstations or where the use of tokens or mobile-phone based authentication is either prohibited or not possible.

“The need for enhanced identity and access management solutions continues to expand at a rapid rate, with a growing preference for password-less solutions, where our multi-factor and identity-bound biometrics solutions can provide highly secure, flexible and cost-effective solutions. To address this global opportunity, we continue to enhance our direct sales and distribution partner efforts to position BIO-key to meet a growing base of customers and customer needs.”

Outlook

“As anticipated, BIO-key achieved record quarterly revenue in Q1’23, reflecting our growing base of annual recurring revenue and customer momentum. Q1’23 results also reflected higher gross profit and lower operating expenses enabling BIO-key to trim its operating loss to ($0.3M) from ($1.0M) in Q1’22. Reflecting this progress and a growing pipeline of new and existing customer opportunities, including much larger projects, we are confident BIO-key is positioned to deliver substantial top-line growth and bottom-line improvements in FY 2023.”

Financial Results

Please note that the review of our Q1 FY2023 financial statements has not been completed as of the date of this press release and the financial statements and financial information provided below have not been finalized and are subject to change.

Q1’23 revenue increased 59% to $3.1M from $1.9M in Q1’22, principally reflecting higher software license and service fees, including the benefit of Swivel Secure Europe which was acquired in March of Q1’22.

Gross profit rose to $2.3M in Q1’23 from $1.6M in Q1’22 as revenue growth more than offset a decrease in gross margin to 73% in Q1’23 from 83% in Q1’22. The variance in gross margin primarily reflects a full quarter of Swivel Secure revenues in Q1’23, which carry a higher cost of license fees for third party-software.

Q1’23 operating expenses decreased modestly to $2.57M compared to $2.60M in Q1’22, as higher selling, general and administrative expense related to Swivel Secure was offset by lower research, development and engineering expenses following the completion of certain product development efforts. BIO-key has undertaken a number of expense reduction initiatives which are expected to continue to reduce overhead expenses in future periods.

BIO-key reported a Q1’23 net loss of $0.5M, or $0.06 per share vs. $1.0M, or $0.13 per share in Q1’22

At the close of Q1’23, BIO-key had current assets of $8.9M, including $0.7M of cash and cash equivalents, $3.5M of accounts receivable, and $4.4M of inventory. As of the close of Q1’23, the Company had a current note payable and current portion of loans due totaling $1.9M, compared to $1.7M at year end 2022.

Conference Call Details

Date / Time:	Today, Tuesday May 16th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 6472819

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software managing millions of users. Its cloud-based PortalGuard IAM solution provides cost-effective, easy to deploy, convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading Identity-Bound Biometric (IBB) capabilities, enable large-scale Identity-as-a-Service (IDaaS) solutions, as well as customized on premises solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com

212-924-9800

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$667,649	$2,635,522
Accounts receivable, net	3,457,135	1,522,784
Due from factor	57,750	49,500
Inventory	4,427,815	4,434,369
Prepaid expenses and other	283,481	342,706
Total current assets	8,893,830	8,984,881
Equipment and leasehold improvements, net	94,170	107,413
Capitalized contract costs, net	254,279	283,069
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	131,223	197,355
Intangible assets, net	1,681,589	1,762,825
Total non-current assets	2,169,973	2,359,374
TOTAL ASSETS	$11,063,803	$11,344,255

LIABILITIES
Accounts payable	$1,191,223	$1,108,279
Accrued liabilities	876,287	1,009,123
Note payable, net of debt discount	1,723,330	1,577,172
Government loan – BBVA Bank – current portion	132,780	120,000
Deferred revenue – current	653,338	462,418
Operating lease liabilities, current portion	96,584	159,665
Total current liabilities	4,673,542	4,436,657
Deferred revenue – net of current portion	39,969	52,134
Government loan – BBVA Bank – net of current portion	281,153	326,767
Operating lease liabilities, net of current portion	33,366	37,829
Total non-current liabilities	354,488	416,730
TOTAL LIABILITIES	5,028,030	4,853,387

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,226,058 and 9,190,504 of $.0001 par value at March 31, 2023 and December 31, 2022, respectively	923	919
Additional paid-in capital	122,099,984	122,028,612
Accumulated other comprehensive income	(242,602)	(242,602)
Accumulated deficit	(115,822,532)	(115,296.061)
TOTAL STOCKHOLDERS’ EQUITY	6,035,773	6,490,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,063,803	$11,344,255

BIO-key International, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2023	2022

Revenues
Services	$532,522	$395,804
License fees	2,478,556	1,460,183
Hardware	72,689	85,184
Total revenues	3,083,767	1,941,171

Costs and other expenses
Cost of services	154,801	210,913
Cost of license fees	620,881	73,230
Cost of hardware	44,592	53,298
Total costs and other expenses	820,274	337,441
Gross Profit	2,263,493	1,603,730

Operating expenses
Selling, general and administrative	1,881,732	1,797,998
Research, development and engineering	690,159	805,266
Total operating expenses	2,571,891	2,603,264
Operating loss	(308,398)	(999,534)
Other income (expense)
Interest income	4	131
Loan fee amortization	(99,000)
Non-cash interest expense	(62,158)
Interest expense	(56,919)	-
Total other income (expense)	(218,073)	131
Net loss	$(526,471)	$(999,403)

Basic and Diluted Loss per Common Share	$(0.06)	$(0.13)

Weighted Average Shares Outstanding:
Basic and Diluted	9,240,443	7,885,008